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Misleading Presentation from the Ader / Mathewson Group

IGT has reviewed the Ader / Mathewson Group’s Winter 2013 Investor Presentation filed with the SEC on February 5, 2013. IGT believes this presentation contains numerous instances of misleading information. Among other issues, the Ader / Mathewson presentation:

•	Neglected to include important competitors of IGT and presented irrelevant comparisons;
o	Novomatic AG, Spielo International/Atronic Americas, and Scientific Games Corporation (SGMS) are key industry competitors. Their exclusion from the presentation suggests that the Ader / Mathewson Group is out of touch with the industry as it stands today.
o	It is unclear how Department Stores, Cruise Lines, Lodging companies, and Rental Car operators are relevant to IGT’s business.
o	In addition, the Ader / Mathewson Group failed to include in their comparisons key underperforming companies that would have changed their conclusions.
o	The Ader / Mathewson group included in its analysis international companies which do not form a good basis for inclusion in trading multiple analysis because of key differences, among other things, in accounting and reporting policies.
o	IGT believes the inclusion of WMS in an analysis of EBITDA multiples is misleading. The Ader / Mathewson Group knows that WMS recently announced a change of control transaction for nearly a 60% premium and therefore it is an entirely inappropriate comparison to IGT’s public trading multiple. WMS’s pre-deal announcement EV/EBITDA multiples (as of January 30, 2013) were 3.9x 2012E and 4.1x 2013E, while the Ader / Mathewson Group presented a deal-inflated 6.7x 2012E and 6.8x 2013E. IGT’s EV/EBITDA multiples as of January 30, 2013 were 6.6x 2012E and 6.7x 2013E.
o	In a footnote about recurring revenue market share, the Ader / Mathewson Group presentation stated that it has specifically excluded IGT’s Mexico games, and yet their presentation specifically included Mexico for Bally and Multimedia Games. This inconsistent use of the Mexico games data is another example of how the Ader / Mathewson Group presentation cherry-picks data to reach the conclusions they want.
•	Presented misleading information about IGT’s stock price performance;
o	It is false to state that there has been significant deterioration in the Company’s share price under the current management’s tenure. Since Patti Hart joined IGT as CEO on April 1, 2009, through January 30, 2013, IGT’s stock has risen by 58% with a total shareholder return (including dividends) of 67%.
o	The Ader / Mathewson Group chose to blame the current management team for the five-year stock price performance commencing in 2007, even though the current management team has been at the Company for only the last three of those years. In addition, because 75% of the board has also turned over within the last five years, it is also misleading to characterize this stock price information as “Performance from Your Directors.”

o	The significant decline in IGT’s stock price between 2007 and 2008, prior to current management’s arrival, was caused by the prior management team’s strategy.
o	IGT agrees that its stock has performed well since September 2012, but does not believe that this has anything to do with Mr. Ader’s private and undisclosed meetings with IGT. Given that the market was entirely unaware of Ader’s interest in IGT until the Company filed its preliminary proxy statement on January 7, 2013, IGT believes the stock price has increased since September 2012 due principally to IGT’s outstanding operational performance over the past two quarters.
•	Selectively chose timeframes to distort IGT’s operating performance;
o	IGT believes the period since 2007 is not a relevant timeframe in which to assess performance of this IGT Board and management, which started in April 2009.
o	Furthermore, the EBITDA CAGRs over the relevant time period of 2009–2012 paint a very different picture than the numbers presented by the Ader / Mathewson Group, with IGT as the 2nd highest performer in the stated group—IGT: 5.0%, Bally: 4.4%, WMS: (4.9%), Aristocrat: 3.1%, SHFL entertainment: 13.3%.
o	Presenting Leased units only, and then to do so for a single quarter as a sign of “Neglecting IGT’s Prime Assets,” is highly selective and misleading. Given the size of IGT’s installed base, a decrease of 18 units in that quarter is less than a 0.2% decline.
•	Drew faulty conclusions from survey data that distorted customer perception data regarding IGT;
o	The Goldman Sachs survey results on what slot managers would hypothetically install in a new casino have never been predictive of IGT’s actual installed base.
▪	The spread of 9% (the difference between the current installed base of 48% and the 39% of a new casino’s floor that slot managers indicated IGT would get) is the lowest it has been since 2007 (6-year average: 13%).
▪	Notably, 39% is the highest result for IGT in this category since 2008.
o	The Goldman Sachs survey is taken in March of each year, thus the 2009 data point falls under prior management. Survey results attributable to current management (March 2010–March 2012 data points) show an upward trend—contrary to the Ader/Mathewson Group’s assertion. Current management has improved Ship Share to 39% in 2012.
o	The “Most Anticipated Premium Leased Games” information from the EILERS-FANTINI Quarterly Slot Survey is a very narrow view of a subset of IGT’s products. In addition, according to the same Goldman Sachs survey cited several times in the Ader / Mathewson presentation, when customers were asked which games they expected to be most profitable, 42% of customers selected IGT Games—more than twice as many as IGT’s closest competitor.

•	Misrepresented international growth opportunities;
o	The Ader / Mathewson presentation provided no substantiation for the claim that the Asian electronic table games market is “fast-growing” and could drive “huge potential incremental profitability.” Estimates suggest that the Asian eTable gaming market only represents a $26 million opportunity. In addition, the Asian eTable gaming market presents numerous regulatory and product challenges that reduce its attractiveness for IGT.
o	In the “Industry Footprint” estimates for Number of Slot Machines internationally, the Ader / Mathewson presentation appeared to incorrectly include 1.3 million machines that are based in Japan. These 1.3 million units are not considered gambling devices by Japanese law as the players can only win tokens or balls that can be exchanged for merchandise. It is misleading to include these non-traditional gaming machines in the total number of international gaming machines, just as it would be to include pinball machines, arcade games and other products that are not part of IGT’s addressable market.
▪	When analyzing the international market excluding these 1.3 million machines, the same study shows 59% of the market is based in North America while the remaining 41% of the market is based internationally, a split that is more in-line with IGT’s revenue split of 74% and 26% for North American and International segments, respectively.
o	The Ader / Mathewson presentation arbitrarily excluded important data from Japan, Ukraine, Russia, and Italy. The Ader/Mathewson Group’s decision to selectively exclude these poorly performing countries skews the analysis and misrepresents the international replacement cycle.
o	The Ader / Mathewson presentation also provided no substantiation for the assumption of a 7-year replacement cycle in its cherry-picked description of international markets.
•	Masked the success of IGT’s interactive strategy; and
o	The Ader / Mathewson Group made false and misleading comparisons between DoubleDown’s recent strong operating performance and Zynga’s well-publicized challenges.
o	IGT believes that the decline in Zynga’s valuation during 2012 is largely attributable to the performance of its traditional game offerings, not its online social casino which is performing well.
o	DoubleDown has substantially outperformed Zynga from the quarter ended December 31, 2011, to the quarter ended December 31, 2012.
▪	IGT’s Daily Average Bookings per Daily Active User have increased from $0.18 to $0.31.
▪	Meanwhile, Zynga Poker has shown a decline from $0.06 to $0.05.

o	Notably, Zynga’s valuation has increased substantially since announcing its most recent earnings on February 5, 2013, rendering much of the Ader / Mathewson analysis no longer meaningful.
o	DoubleDown’s performance since the acquisition has exceeded our projections and remains on track to be GAAP accretive in 2014.
•	Misrepresented IGT’s value-enhancing share repurchases.
o	The suggested buyback window in the Ader / Mathewson presentation to arrive at the weighted average price of $11.71 is unrealistic for several reasons.
o	The Ader / Mathewson presentation suggested this buyback should have occurred in the most aggressive fashion permissible under the SEC’s 10b-18 rules, trading 25% of the average daily trading volume each day.
▪	Typically, brokers aim to purchase less than 15% of the daily volume of a given stock when fulfilling an Accelerated Stock Repurchase.
▪	Trading as aggressively as the Ader/Mathewson Group suggests could have artificially supported the stock and exposed the Company to potential accusations of market manipulation.
▪	IGT is not a proprietary trader in its own stock.
o	This suggestion showcases a poor understanding of capital markets and inexperience in managing public companies. IGT used a more disciplined approach consistent with market practices for corporate share repurchases to avoid creating unnecessary risk while delivering value to shareholders.
o	Finally, IGT notes that the average repurchase price achieved by IGT under its repurchase program was $13.22 a share, more than 20% below the trading price of $16.79 as of February 8, 2013.